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                                                                    Exhibit 99.1



                                               CONTACT:  Jon Goldberg/Joe Becker
                                                         PR21, Inc.
                                                         212-299-8952/8991


                  IDEASPHERE TO COMPLETE ACQUISITION OF TWINLAB

HAUPPAUGE, NY, OCTOBER 21, 2003 - Twinlab Corporation (OTCBB: TWLBE), Twin Laboratories Inc. and Twin Laboratories (UK) Ltd. (collectively "Twinlab" or the "Company") announced today that the bid by IdeaSphere Inc. remains the highest and best bid for substantially all the assets of Twinlab, paving the way towards the Court approval hearing on October 27, 2003 to allow for the completion of the $65 million acquisition by IdeaSphere.

On September 4th, Twinlab filed a voluntary petition for bankruptcy relief before the United States Bankruptcy Court for the Southern District of New York and simultaneously announced that following a rigorous sale process involving numerous suitors it had entered an asset purchase agreement for the sale of substantially all of Twinlab's assets with IdeaSphere Inc., of Grand Rapids, Michigan. Pursuant to bidding procedures approved by the Bankruptcy Court, the final deadline for additional qualified bidders to submit bids for Twinlab's assets was set for 4:00 p.m. EST on October 20, 2003. After the receipt of numerous bids in the pre-filing sale process, no additional bids were received in conjunction with the post-petition open bidding process approved by the Court. The transaction with IdeaSphere, which is subject to final review and approval by the Court, is scheduled to close in the next several weeks under the terms of the asset purchase agreement.

IdeaSphere is an integrated provider of natural and organic supplements, foods, beverages, personal and home care products and health and wellness information. It is also an owner of Rebus LLC, a leading health and science publisher and creator and exclusive publisher of the renowned UC Berkeley Wellness Letter and the Johns Hopkins Health After 50 newsletter.

"We're very excited about this match," said Ross Blechman, chairman and chief executive officer of Twinlab. "From our first discussions it was clear that IdeaSphere not only saw the inherent value of our people, our brands and our facilities, but also shared our passion for science, our respect for our retail partners and consumers, and our commitment to setting a new standard of excellence for our industry."

IdeaSphere anticipates retaining all of Twinlab's employees at its New York headquarters and Utah manufacturing center and is evaluating the possible addition of jobs in New York and Utah
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"In an industry in which acquisition-related layoffs are the unfortunate norm, we're even more thrilled to be able to provide Twinlab's workforce with a very bright future," said Mark A. Fox, IdeaSphere's president and chief operating officer. "Twinlab built a great brand and product portfolio, but lacked the depth of financial resources and global marketing capabilities needed to achieve the next level of growth; IdeaSphere provides that financial and marketing power, while at the same time gaining the world-class manufacturing platform and outstanding talent at all levels we need to realize our goals."

Founded by the Blechman family in 1968, Twinlab has over 500 products in the vitamins, minerals, sports nutrition products, special formulas and amino acids categories.

                                      # # #

Except for historical information contained herein, this release contains, within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results include but are not limited to: (i) the impact of competitive products; (ii) changes in law and regulations; (iii) adequacy and availability of insurance coverage; (iv) limitations on future financing; (v) increases in the cost of borrowings and unavailability of debt or equity capital; (vi) the effect of adverse publicity regarding nutritional supplements; (vii) uncertainties relating to acquisitions; (viii) the inability of the Company to gain and/or hold market share; (ix) exposure to and expense of resolving and defending product liability claims and other litigation; (x) consumer acceptance of the Company's products; (xi) managing and maintaining growth; (xii) customer demands; (xiii) the inability to achieve cost savings and operational efficiencies from the consolidation of the manufacturing and distribution facilities; (xiv) dependence on individual products; (xv) dependence on individual customers, (xvi) market and industry conditions including pricing, demand for products, levels of trade inventories and raw materials availability,
(xvii) the success of product development and new product introductions into the marketplace including the Company's line of ephedra-free products; (xviii) lack of available product liability insurance for ephedra-containing products; (xix) slow or negative growth in the nutritional supplement industry; (xx) the departure of key members of management; (xxi) the absence of clinical trials for many of the Company's products; (xxii) the ability of the Company to efficiently manufacture its products; (xxiii) the impact of a potential reorganization of the business under Chapter 11 of the U.S. bankruptcy laws; as well as other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission, copies of which are available upon request from the Company's investor relations department.